Exhibit 99.1

NEWS RELEASE

SAMSUNG AND RAMBUS SIGN COMPREHENSIVE AGREEMENT

SEOUL, KOREA and LOS ALTOS, CA – January 19, 2010 – Samsung Electronics and Rambus (NASDAQ:RMBS) announced today that they have reached agreement settling all claims between them and licensing Rambus’ patent portfolio covering all Samsung semiconductor products including a perpetual fully paid-up license to certain current DRAM products.  As part of the overall agreement, Samsung will invest $200M in Rambus stock.  Other consideration to Rambus includes an initial payment of $200M and a quarterly payment of about $25M for the next five years.

In addition, Samsung and Rambus have signed a memorandum of understanding (MOU) relating to a new generation of memory technologies which brings together Samsung’s leadership in memory technologies with Rambus’ innovations in high performance memory interfaces.  The two companies will initially focus on graphics and mobile memory solutions and will further review a potential collaboration on server and high-speed NAND Flash memories.

Both Samsung and Rambus said they are pleased to resolve their differences and move forward.

“We have a tremendous opportunity to renew a partnership which has created solutions that have benefited consumers worldwide,” said Harold Hughes, President and CEO of Rambus.  “Bringing together Samsung’s market and technology leadership with our innovations for high-performance and high-efficiency memory architectures will make possible an exciting new generation of mobile, computing and consumer electronics products.”

Rambus management will discuss this agreement during a special conference call today at 3:00 p.m. PT. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 4815324.

About Samsung
Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies with 2008 consolidated sales of US$96 billion. Employing approximately 164,600 people in 179 offices across 61 countries, the company consists of seven independently operated business units: Visual Display, Mobile Communications, Telecommunication Systems, Digital Appliances, IT Solutions, Semiconductor and LCD.  Recognized as one of the fastest growing global brands, Samsung Electronics is a leading producer of digital TVs, memory chips, mobile phones and TFT-LCDs. For more information, please visit www.samsung.com.

About Rambus
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end user experience of computing, communications and consumer electronics applications. Rambus’ patented innovations and breakthrough technologies in the area of high-speed memory architectures and complementary technologies have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and renowned integration expertise solve some of the most complex chip and system-level interface challenges. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
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Press Contacts:
Chris Goodhart
Samsung Electronics
(408) 544-4122
cgoodhart@ssi.samsung.com

Linda Ashmore
Rambus Inc.
(650) 947-5411
lashmore@rambus.com